Attorney Docket: 2713-AC

ULTRA-PURE HYDROGEN GENERATING DEVICE USING COMBUSTION OF A MIXTURE OF ETHANOL AND GASOLINE

BACKGROUND OF THE INVENTION

1. The Field of the Invention

This application relates generally to the chemical industry and hydrogen energetics, and more specifically, to an improved apparatus and/or method for generating ultra-pure gaseous hydrogen.

2. Background Art

There remain significant challenges in generating hydrogen with a purity of more than 99.99%. The use of ultra-pure hydrogen (purity of more than 99.999%) is of crucial importance for thermonuclear research, chemical and electronic industries, and the like. There are devices to generate pure hydrogen operating on the basis of water or vapor electrolytic dissolution, such as those disclosed in Russian Federation Pat. No. 2142905, 1999; U.S. Pat No. 6,033,549 to Mohr et al.; WO 00/00670 of Chambers, Self-Sufficient Solar-Hydrogen Plant by Timoshevskiy B.G., Tkach M.R., Shchyur D.V., Mukhachov A.P., Pishchuk V.K., Book of abstracts of the 9th International Conference "Hydrogen Materials Science and Chemistry of Carbon Materials", ICHMS'2005, Sevastopol, Ukraine, 2005, p. 584-585, etc. These devices are not economical due to their high energy consumption. The bond strengths between hydrogen and oxygen ions

in the water molecule require energy input to break the bonds and release the free hydrogen. Additional systems are required to purify hydrogen and water vapor mixture produced via electrolysis.

One conventional method for manufacturing pure hydrogen employs costly photocells systems to generate electric power and devices for accumulating and purifying the produced hydrogen in hydride accumulators on the basis of intermetallides. Reference is made to Timoshevskiy B.G., Tkach M.R., Shchyur D.V., Mukhachov A.P., Pishchuk V.K. Self-Sufficient Solar-Hydrogen Plant, Book of abstracts of 9th International Conference "Hydrogen Materials Science and Chemistry of Carbon Materials", ICHMS'2005. Sevastopol', Ukraine, 2005, p. 584-585 for the use of photocells to produce hydrogen. These processes are economically unsound as they do not generate hydrogen with a purity of more than 99.99%.

Ultra-pure hydrogen can be generated by converting gaseous or liquid hydrocarbons (e.g., methane) followed by a filtering process via membrane technologies. Reference is made to Goltsov V.A. Hydrogen in Metals. In: Problems of Atomic Science and Technology. Series: Atomic and Hydrogen Energetics, Moscow: IAE, 1977, v. 1(2), p. 65-100 for a method to generate hydrogen using such a method. Since only hydrogen can pass through palladium (its alloys) and nickel membranes due to its extra high diffusivity in these metals, hydrogen is effectively filtered to ultra-pure standards.

Further, there exists a device for vapor catalytic conversion of methane. Using this device, hydrogen is extracted from the reaction zone through hydrogen-permeable membranes of Palladium-Ruthenium (Pd-Ru) alloy via a heating reaction with a helium heat-carrying medium as disclosed in Pozdeev V.V., Shangin B.V., Shopshin M.F. et al. Conversion Tube for Vapor Catalytic Conversion of Hydrocarbon Gases with Hydrogen Extraction from the Reaction Zone and with the Heating by Helium Heat-Carrying Medium. In: Problems of Atomic Science and Technology. Series: Nuclear Engineering and Technology, Moscow. IAE, 1989, v. 2, p. 66-68. In reaction volumes with gas-vapor mixture, there are palladium alloy capillaries wound on catalyst beds of reaction volume tubes. Capillaries and the catalysts are heated with high-temperature at a range of about 800-950 ºC helium flow to about 530 ºC. Passing through the reaction volume tube, the gas-vapor mixture is heated and converted according to the reaction: $CH_4 + H_2O = CO + 3H_2$. The conversion gas transmits a portion of the hydrogen (due to the difference in partial pressures) beyond the reaction volume. This process and device is both energy-intensive (heating the membranes with the heat-carrying medium) and complex. Another drawback is the potential for carbon poisoning of the membrane surface ($CO+H_2= H_2O+C$) which will lead to instability and operational slowdown.

Thus, there is a need for a device and/or process for manufacturing ultra-pure hydrogen that is reliable, maintainable, economical to operate and whose productivity is high in light of conventional productivity.

SUMMARY OF THE INVENTION

A method for generating ultra-pure hydrogen, the method comprising:

(a) providing a substantially cylindrical diffusion-catalytic membrane having a first end 7 and a second end 8, wherein the first end 7 is hermetically sealed with a jointing technique; a collection end 9; and a valve disposed within a hydrogen conductor 10 having two ends wherein the second end of the diffusion-catalytic membrane is hermetically sealed to a first end 11 of the hydrogen conductor and the collection end 9 is connected to a second end 12 of the hydrogen conductor.

(b) supplying a combustion of a fuel comprising gasoline and ethanol of a concentration, wherein said concentration is a percentage by volume of ethanol within a mixture of ethanol and gasoline; and

(c) heating said diffusion-catalytic membrane with said combustion to about 700-800 ºC.

In a preferred embodiment, the concentration ranges from about 2.5 to 10 %.

In one embodiment, the diffusion-catalytic membrane is a palladium tube.

In one embodiment, the diffusion-catalytic membrane is a nickel tube.

In one embodiment, the collecting end is a collector 6.

In another embodiment, the collecting end is a vacuum volume 4.

In one embodiment, the jointing technique is argon-arc welding.

Accordingly, it is a primary object of the present invention to provide an ultra-pure hydrogen generating device that is capable of generating ultra-pure hydrogen at a productivity that is higher than that of an ultra-pure hydrogen generating device using only gasoline as its fuel.

Accordingly, it is another object of the present invention to provide an ultra-pure hydrogen generating device that is reliable, maintainable, and economical to operate.

Whereas there may be many embodiments of the present invention, each embodiment may meet one or more of the foregoing recited objects in any combination. It is not intended that each embodiment will necessarily meet each objective. Thus, having broadly outlined the more important features of the present invention in order that the detailed description thereof may be better understood, and that the present contribution to the art may be better appreciated, there are, of course, additional features of the present invention that will be described herein and will form a part of the subject matter of this specification.

BRIEF DESCRIPTION OF THE DRAWINGS

In order that the manner in which the above-recited and other advantages and objects of the invention are obtained, a more particular description of the invention briefly described above will be rendered by reference to specific embodiments thereof which

are illustrated in the appended drawings. Understanding that these drawings depict only typical embodiments of the invention and are not therefore to be considered to be limiting of its scope, the invention will be described and explained with additional specificity and detail through the use of the accompanying drawings in which:

Figure 1 is a diagram depicting one embodiment of the present ultra-pure hydrogen generating device for hydrogen productivity measurements.

Figure 2 is a diagram depicting another embodiment of the present ultra-pure hydrogen generating device for hydrogen productivity measurements.

Figure 3 is a diagram depicting yet another embodiment of the present ultra-pure hydrogen generating device for hydrogen productivity measurements.

Figure 4 is a diagram depicting specific hydrogen flow through diffusion-catalytic membrane (at about 700 ºC) with respect to ethanol concentration in gasoline.

PARTS LIST

1 – diffusion-catalytic membrane, e.g., palladium or nickel tube

2 – the end of diffusion-catalytic membrane that is plunged into the influence of a hydrocarbon flame source

3 - valve

4 - vacuum volume or chamber

5 - hydrocarbon flame source

6 - collector

7 - first end of diffusion-catalytic membrane

8 - second end of diffusion-catalytic membrane

9 – collection end of diffusion-catalytic membrane

10 – hydrogen conductor

11 – first end of hydrogen conductor

12 – second end of hydrogen conductor

14 – flame

16 - screen

18 - pump

20 - vacuum-sensing device

22 - mass-spectrometer

PARTICULAR ADVANTAGES OF THE PRESENT INVENTION

The disadvantages of conventional methods are related to their rather low productivity and the environmental problems in the case of gasoline combustion. The main objective of the invention is to improve the method to generate ultra-pure hydrogen by means of both enhancing its productivity and reducing environmental impact associated with ultra-pure hydrogen production. Although ultra-pure hydrogen generation methods have been disclosed, the present ultra-pure hydrogen generation method is capable of producing ultra-pure hydrogen at productivity previously unachievable. The diffusion-catalytic membrane is catalytically active to processes of thermal decomposition of the above-mentioned flammable materials and the diffusion-catalytic membrane separates the volume of flammable materials disposed on the outer environment of the membrane from the volume for pure hydrogen inside the membrane. Ultra-pure hydrogen is

therefore generated from the flame of combustion of hydrogen-containing flammable materials, e.g., butane, ethanol, gasoline, etc.

DETAILED DESCRIPTION OF A PREFERRED EMBODIMENT

The term "about" or "approximate" is used herein to mean approximately, roughly, around, or in the region of. When the term "about" or "approximate" is used in conjunction with a numerical range, it modifies that range by extending the boundaries above and below the numerical values set forth. In general, the term "about" or "approximate" is used herein to modify a numerical value above and below the stated value by a variance of 20 percent up or down (higher or lower).

Disclosed herein is a device with increased reliability and maintainability for collecting ultra-pure hydrogen. As used in this specification, ultra-pure hydrogen means hydrogen gas with purity of at least about 99.999%. The present device includes diffusion-catalytic membranes that serve to separate a volume of hydrocarbon combustion from that of pure hydrogen accumulation or consumption. The membranes are manufactured as tubes that are hermetically sealed at one end and hermetically attached to the collector or the volume of pure hydrogen accumulation or consumption at the other.

Unlike prior devices, the end 2 of membrane tube 1 that is plunged into the flame of hydrocarbon combustion is hermetically welded. A valve 3 is provided in the hydrogen

conductor connecting the membrane tube 1 to a collector 6, a vacuum volume 4, or a hydrogen consumption point.

Figure 1 is a diagram depicting one embodiment of the present ultra-pure hydrogen generating device. In one embodiment, the diffusion-catalytic membrane is a palladium tube. In another embodiment, the diffusion-catalytic membrane is a nickel tube. As used herein, the terms diffusion-catalytic membrane may be used interchangeably with the terms palladium tube, nickel tube membrane tube. In another embodiment, diffusion-catalytic membrane is constructed from any metals or alloys catalytically active to processes of thermal decomposition of flammable hydrocarbon materials. In one embodiment, the membrane tube 1 is about 6 millimeters in diameter, about 0.25 millimeters in the diffusion-catalytic membrane thickness, and about 200 millimeters in length. The palladium tube 1 is connected to the vacuum volume 4 with a hydrogen conductor. The palladium tube 1 essentially isolates the atmosphere from the vacuum volume 4. A valve 3 is disposed within this hydrogen conductor to control the fluid flow through the hydrogen conductor and to measure the fluid flow rate through the hydrogen conductor to the vacuum volume 4. The palladium tube 1 is hermetically sealed at end 7 by argon-arc welding. Similarly, the opposing end of end 7, i.e., end 8 is also hermetically sealed to a hydrogen conductor by argon-arc welding.

Figure 2 is a diagram depicting another embodiment of the present ultra-pure hydrogen generating device. In Figure 2, three palladium tubes 1 are shown, each of which is connected via a hydrogen conductor to a collector 6. The collector 6 is in turn fluidly

connected to a vacuum volume 4. Again, a valve 3 is disposed within each hydrogen conductor.

The device operates in the following way. Each palladium tube 1 is placed within the influence of a hydrocarbon flame source. In one embodiment, the hydrocarbon flame source is a blow torch 5. After igniting the blow torch 5, each palladium tube 1 is heated to about 500-800 ºC (the temperature to which the palladium tube 1 is heated depends on the location of the palladium tube 1 within the influence of the flame). When the temperature of the palladium tube 1 reaches about 700 ºC, a hydrogen flow of about 1.5 $N{\cdot}cm^3/s$ (or 0.036 liter/hour or l/hour) passes from the flame to the vacuum volume 4.

As both ends of the palladium tube 1 are argon-arc welded, the palladium tube 1 is capable of being placed within the influence of the hydrocarbon flame source without becoming unsoldered and/or detached from the hydrogen conductor. As a valve 3 is disposed in the hydrogen conductor between each palladium tube 1 (hydrogen generating source) and a collector 6 (hydrogen collection facilitating device), a break down at a hydrogen generating source will not cause the device having more than one hydrogen generating source to shut down. The valve 3 connected to a broken down hydrogen generating source is closed to prevent intrusion of foreign gases through the broken down hydrogen generating source or release of hydrogen already received at the collector 6, thereby allowing continued operation of such device and increasing the reliability and maintainability of such device. The broken down hydrogen generating

source can then be removed and repaired without affecting the operations from other hydrogen generating sources.

Unlike methods previously disclosed elsewhere, in one embodiment of the present invention, a fuel mixture of ethanol and gasoline with ethanol concentration of from about 2.5 to 10 % volume is used as a hydrocarbon flame source instead of pure gasoline or pure ethanol. It is known that environmental problems are essentially lower if the combustion of mixture gasoline and ethanol are used instead of only gasoline. A mixture of from about 95 to about 15 % vol. gasoline and from about 5 to about 85 % vol. ethanol is widely used in internal-combustion engines in Europe, USA, Brazil, etc. However, it was not previously known the incorporation of ethanol in gasoline yields improvements in pure hydrogen production. According to experimental results disclosed elsewhere herein, the present use of ethanol/gasoline mixture provides not only reduced environmental impact, but also the enhancing productivity of hydrogen generation process by from about 25 to about 50 %.

In one embodiment, ultra-pure hydrogen is collected without the use of a screen as shown in Figures 1 and 2. In another embodiment, ultra-pure hydrogen is collected with the use of a screen 16 as shown in Figure 3. Figure 3 is a diagram depicting another embodiment of the present ultra-pure hydrogen generating device for hydrogen productivity measurements. The device includes a diffusion-catalytic membrane, e.g., a palladium tube 2 with a diameter of about 6 mm, thickness of about 0.25 mm, and length of about 180 mm, where the tube is hermetically sealed by argon-arc welding at

one end and attached to a valve 3 which in turn is connected to a vacuum volume 4 adapted to measure hydrogen flow at the other end. The diffusion-catalytic membrane is placed over the flame 14 of hydrocarbon combustion, e.g., a stove 5. In one example, ultra-pure hydrogen generation occurs in the following way. First, the internal volume of the diffusion-catalytic membrane 2, the vacuum chamber 4 and hydrogen conductors are pumped to a pressure of about 5 x 10^{-6} Torr. This pressure is measured by a vacuum-sensing device 20 and it is the initial pressure P_0. A mass spectrometer 22 is used to ensure that the substance collected is indeed ultra-pure hydrogen. Then the stove 5 is ignited and the palladium tube 2 is heated to from about 500 to about 800 ºC (the temperature to which the palladium tube 2 is heated depends on the location of the palladium tube 2 within the influence of the flame or the flame intensity). In one embodiment, the temperature of the palladium tube 2 is controlled by a chromel-copel thermocouple. Hydrogen formed on the Palladium membrane surface facing the flame diffuses through the membrane and desorbs to the internal volume of the membrane. Hydrogen constitute the only gas that can pass through the diffusion-catalytic palladium (or nickel) membrane at from about 500 to about 800 ºC, which separates hydrogen from other gases. Thus, the generated hydrogen has a high purity, i.e., better than 99.999 % vol. As soon as hydrogen desorbs, the pressure P in the vacuum chamber 3 increases from the initial pressure of P_0. Then the high vacuum pumping is stopped and only 5 l/s forevacuum pumping using pump 18 is carried out. Measurements of hydrogen flow through diffusion-catalytic membrane which indicate ultra-pure hydrogen productivity are carried out with the method of constant pressure such as those disclosed in G.P. Glazunov, et al. Int. J. Hydrogen Energy. 1999. V. 24. P. 829-831.

The term "productivity" as used herein is defined as the amount of hydrogen generated per time unit. Further, if the membrane surface area is taken into account, specific productivity can be calculated, i.e., the amount of hydrogen generated per unit of time per unit membrane surface area. As used herein, productivity units are expressed as normal cm^3 of hydrogen per second ($N \cdot cm^3/s$) or liters of hydrogen per hour (l/hour). These units represent hydrogen flowrate or Q through the diffusion-catalytic membrane. The unit for specific hydrogen flow or q is therefore $N \cdot cm^3/(s \cdot cm^2) = Q/A$, where A is the membrane surface area. When the diffusion-catalytic membrane 2 is disposed an average of about 700 ºC, the measured pressure in the vacuum chamber 4 is about 0.15 Torr. The Q to vacuum chamber becomes $1.3 \cdot (P - P_0) \cdot S$, where P_0(expressed in Torr) is the initial pressure, P(expressed in Torr) is the measured final pressure and S (l/s) is the pumping speed. In the present system, S is about 5 l/s. Under such conditions, the Q that passes from the diffusion-catalytic membrane to the vacuum volume 4 is therefore about 1.3 x 0.15(Torr) x 5(l/s) or about 1 Ncm^3/s or about 3.6 l/h. $q = Q/A$ or about 0.03 $N \cdot cm^3/s \cdot cm^2$, where A is about 33 cm^2.

Having described the conditions at which hydrogen is collected using the apparatus disclosed in Figure 3, it is imperative to reveal the increase in hydrogen production when ethanol is added to a fuel of gasoline. Ethanol is added to gasoline in the following approximate concentrations of: 5, 10, 15, 25, 30 % by volume. In these experiments, the average temperature of the diffusion-catalytic membrane 2 is held at about 700ºC. Compared to the use of gasoline alone, the use of an ethanol mixture causes the measured pressure in the vacuum chamber 4 to be higher, indicating an

increase in the specific hydrogen flow. Figure 4 is a diagram depicting specific hydrogen flow through diffusion-catalytic membrane (at about 700 ºC) with respect to ethanol concentration in gasoline. Each data point of Figure 4 is the result of averaging three individual data points obtained in three separate experiments with an error of about 20 %. Therefore, for the first specific productivity q value of 0.03 $N\cdot cm^3/s\cdot cm^2$, the more precise expression may be written as 0.03 (+/-0.006) $N\cdot cm^3/s\cdot cm^2$. In general, for an ethanol concentration of about 2.5 - 10% by volume, the specific productivity of hydrogen is enhanced by an average of from about 25 to about 50 % compared to the case of pure gasoline combustion. Compared to the case without the use of ethanol at q = 0.03 $N\cdot cm^3/s\cdot cm^2$, the specific productivity is improved to about 0.04 - 0.054 $N\cdot cm^3/s\cdot cm^2$. The Applicant discovered that further increase of ethanol concentration did not lead to hydrogen productivity enhancement and the regime of combustion becomes unstable. Thus, referring back to Figure 4, the result of ethanol-gasoline mixture use is the enhancement of hydrogen productivity by from about 30 % (i.e., a percentage point that is larger than the error of 20%) to (0.054 – 0.03) $N\cdot cm^3/s\cdot cm^2$ / 0.03 $N\cdot cm^3/s\cdot cm^2$ = 80 %. In addition to productivity increase, environmental impact is reduced in case of using the combustion of the mixture of gasoline and ethanol instead of only gasoline. According to certain environmental impact studies, the use of fuel mixture with only about 5 % ethanol decreases CO and CO_2 emission to environment by about 4 - 7%. It shall also be noted that, increasing the level of ethanol by 15 to 25 % by volume only causes the minimal productivity increases. By increasing the ethanol concentration further beyond about 30 %, the specific productivity drops below the level attained using only gasoline. Therefore, increasing the level of ethanol in a gasoline-

ethanol mixture not only fails to cause productivity increase but causes a decrease in productivity.

Similar productivity results are obtained using mixtures of gasoline and a gas (e.g., butane). Mixtures of gasoline and any one of the following hydrogen-containing spirits or gases may also increase the productivity of using pure gasoline. Example spirits include, but not limited to, methyl, propyl and butyl. Example gases include, but not limited to, methane, propane and ethylene.

The detailed description refers to the accompanying drawings that show, by way of illustration, specific aspects and embodiments in which the present disclosed embodiments may be practiced. These embodiments are described in sufficient detail to enable those skilled in the art to practice aspects of the present invention. Other embodiments may be utilized, and changes may be made without departing from the scope of the disclosed embodiments. The various embodiments can be combined with one or more other embodiments to form new embodiments. The detailed description is, therefore, not to be taken in a limiting sense, and the scope of the present invention is defined only by the appended claims, with the full scope of equivalents to which they may be entitled. It will be appreciated by those of ordinary skill in the art that any arrangement that is calculated to achieve the same purpose may be substituted for the specific embodiments shown. This application is intended to cover any adaptations or variations of embodiments of the present invention. It is to be understood that the above description is intended to be illustrative, and not restrictive, and that the

phraseology or terminology employed herein is for the purpose of description and not of limitation. Combinations of the above embodiments and other embodiments will be apparent to those of skill in the art upon studying the above description. The scope of the present disclosed embodiments includes any other applications in which embodiments of the above structures and fabrication methods are used. The scope of the embodiments should be determined with reference to the appended claims, along with the full scope of equivalents to which such claims are entitled.

CLAIMS

I claim:

1. A method for generating ultra-pure hydrogen comprising:

(a) providing a substantially cylindrical diffusion-catalytic membrane having a first end 7 and a second end 8, wherein said first end 7 is hermetically sealed with a jointing technique, a collection end 9, and a valve disposed within a hydrogen conductor 10 having two ends wherein said second end of the diffusion-catalytic membrane is hermetically sealed to a first end 11 of said hydrogen conductor and said collection end 9 is connected to a second end 12 of said hydrogen conductor;

(b) supplying a combustion of a fuel comprising gasoline and ethanol of a concentration, wherein said concentration is a percentage by volume of ethanol within a mixture of ethanol and gasoline; and

(c) heating said diffusion-catalytic membrane with said combustion to about 700-800 ºC.

2. The method for generating ultra-pure hydrogen of claim 1, wherein said concentration ranges from about 2.5 to 10 %.

ABSTRACT

A method for generating ultra-pure hydrogen comprising: (a) providing a substantially cylindrical palladium tube having a first end and a second end, wherein the first end is hermetically sealed with a jointing technique, a collection end, and a valve disposed within a hydrogen conductor having two ends, wherein the second end of the palladium tube is hermetically sealed to one end of the hydrogen conductor and the collection end is connected to the other end of the hydrogen conductor; (b) supplying a combustion of a fuel comprising gasoline and ethanol of a concentration, wherein the concentration is a percentage by volume of ethanol within a mixture of ethanol and gasoline; and (c) heating said diffusion-catalytic membrane with said combustion to about 700-800 ºC. In a preferred embodiment, the concentration ranges from about 2.5 to 10 %.